UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2010

PrimeEnergy Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-7406	84-0637348
(Commission File Number)	(IRS Employer Identification No.)

One Landmark Square Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

(203) 358-5700

(Registrant’s Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.07.	Submission of Matters to a Vote of Security Holders

The annual meeting of stockholders of PrimeEnergy Corporation (the “Company”) was held May 20, 2010. The only matter submitted to a vote of the stockholders was the election of Directors of the Company. Proxies were solicited pursuant to Regulation 14 under the Securities Exchange Act of 1934. There were 3,026,397 shares of the Company outstanding and entitled to vote at the meeting. There were 2,540,743 shares of the Company present in person or by proxy at the meeting.

Seven persons were nominated by management for election as Directors of the Company, each for a term of one year. All of such persons were currently serving as Directors of the Company. There were no other persons serving as Directors and there was no Director whose term of office continued after the meeting. There were no other nominees and there was no solicitation in opposition to management’s nominees and all of such nominees were elected. The names of each Director elected at the meeting and the number of shares voted for or withheld for each nominee, is as follows. There were no abstentions and 464,031 broker non-votes.

Name	For	Withheld
Beverly A. Cummings	2,341,879	198,864
Charles E. Drimal, Jr.	2,341,879	198,864
Matthias Eckenstein	2,406,089	134,654
H. Gifford Fong	2,406,089	134,654
Thomas S. T. Gimbel	2,534,941	5,802
Clint Hurt	2,534,561	6,182
Jan K. Smeets	2,439,357	101,386

Section 8 — Other Events

Item 8.0.1	Other Events

Effective May 24, 2010, the Company completed the purchase in a private transaction of 136,021 shares of its common stock, or approximately 4.5% of the outstanding shares, at $12.00 per share, or $1,632,252. Following this purchase, the Company has outstanding 2,890,376 shares.

The Board of Directors of the Company, at the annual meeting of the Board on May 20, 2010, approved the purchase of up to an additional 300,000 shares of the Company’s common stock, in open market or private transactions, from time to time, at such price and at the discretion of the management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PrimeEnergy Corporation

Date: May 24, 2010	By:	/S/ BEVERLY A. CUMMINGS
Beverly A. Cummings Executive Vice President

3